MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 4, 2020

MTS REPORTS FISCAL 2020 SECOND QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - May 4, 2020 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems, motion simulators and sensors, today reported financial results for its fiscal year 2020 second quarter ended March 28, 2020.

SECOND QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢	Record orders of $277.4 million, an increase of 31.1%, reflecting record orders in both our Test & Simulation and Sensors Business Units

➢	Backlog strong at $500.1 million, an increase of 1.4% over prior year
➢ Revenue of $211.5 million, a decline of 9.3%

➢	Sensors revenue growth of 4.6%

➢	GAAP diluted loss per share of $(0.06), reflecting the impact of the restructuring actions taken amidst economic uncertainty

➢	Adjusted diluted earnings per share of $0.27, including $0.26 of amortization expense

FINANCIAL TABLE

	Three Months Ended		Six Months Ended
(in thousands, except per share data - unaudited)	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Revenue	$211,463	$233,046	$417,306	$436,227
Revenue % increase (decrease)	(9.3)%	21.8%	(4.3)%	13.2%
Gross margin	33.7%	37.5%	35.4%	38.0%
Operating margin	3.8%	10.4%	5.5%	9.7%
Earnings (loss) before taxes	$(1,069)	$17,076	$5,386	$28,273
Net income (loss)	(1,071)	14,160	4,235	24,661
Diluted earnings (loss) per share	(0.06)	0.73	0.22	1.27
Adjusted diluted earnings per share[1]	0.27	0.76	0.64	1.36
Adjusted EBITDA[1]	31,527	37,554	61,154	67,656
Cash and cash equivalents, end of period	66,582	74,122
Backlog, end of period	500,135	493,468
Total debt, end of period	600,592	464,420

[1]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - DR. JEFFREY GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER

"As we confront the ongoing effects of the global COVID-19 pandemic, we are focused on protecting the well-being of our employees and continuing to service our long-standing customer base while managing our cash, maximizing liquidity, and reducing our cost infrastructure. Despite the pandemic’s impact, we achieved record orders in the second quarter in both our Test & Simulation and Sensors businesses and a near-record backlog. Notably, our Test & Simulation segment was awarded the largest order in MTS history for an advanced seismic simulation system in China, valued at over $70 million. These results demonstrate the mission-critical nature of our offering and our customers’ long-term commitment to new product development.

Towards the end of the quarter, we saw softer demand as the pandemic forced many customers to temporarily shut down their operations and delay orders. Additionally, temporary closures of some of our facilities as well as government restrictions on cross-border access created logistical delays and further limited our employees’ access to customers. Nevertheless, as an essential critical infrastructure business, we are continuing to serve clients in the U.S. and in other parts of the world as permissible.

We continue to act decisively to mitigate COVID-19’s impact on our business. While the decision to restructure the business and reduce costs was difficult, we completed these initiatives rapidly to improve operating efficiencies and strengthen our financial position. We took further short-term cost actions, including implementing furloughs, extending paid time-off, and reducing work schedules, to address the immediate effects of the virus’ impact on our customers, our suppliers and our internal operations. We suspended our dividend to maximize liquidity, helping ensure that we are able to meet our financial obligations while continuing to make the most critical investments in our business.

We remain confident we will emerge from this crisis stronger owing to our highly diverse customer base, our broad geographic footprint, and the critical nature of the MTS product portfolio relative to the markets we serve. While the duration and scale of COVID-19’s economic impact remains unknown, we believe companies globally will continue to prioritize R&D over the long-term and that we are uniquely positioned to shorten their development cycles and decrease their costs, supporting their product development and ultimately their success."

HIGHLIGHTS FOR THE 2020 SECOND FISCAL QUARTER

Revenue
Revenue was $211.5 million, down 9.3% compared to the same prior year period, driven by a decline in Test & Simulation, partially offset by growth in Sensors. Test & Simulation revenue decreased primarily due to a decline in volume from the continued weakness in our ground vehicles sector and lower service volume, which was negatively impacted by COVID-19 due to the closure of customer sites. The decline was partially offset by contributions from the acquisition of the R&D entities in Denmark (R&D) of $14.7 million, which was completed early in the second quarter, and volume growth in our structures sector. Sensors experienced continued revenue growth primarily driven by strong global demand in our test sector, which included continued U.S. Department of Defense volume growth and the addition of Endevco, which closed during the fourth quarter of fiscal year 2019. Sensors growth was partially offset by weakness in the other three Sensors sectors driven largely by COVID-19.

Orders
Test & Simulation orders for the quarter were a record at $176.5 million, up 33.6% compared to the same prior year period. This performance was primarily driven by the award of the largest order in MTS history for an advanced seismic simulation system in China, valued at over $70 million, and the addition of wind energy orders from the acquisition of R&D. The increase was partly offset by lower orders in our ground vehicles sector, materials sector and services reflecting the global impact of COVID-19.

Sensors orders for the quarter were $100.9 million, a 27.1% increase compared to the same prior year period primarily driven by additional funding associated with the U.S. Department of Defense, the addition of orders from the acquisition of Endevco and growth in our systems sector. The increase was partially offset by continued weakness in our position and industrial sectors, primarily in Europe.

MTS News Release

Backlog
Backlog of $500.1 million, the second highest in MTS history, was up 1.4% compared to the same prior year period. Sequentially, from the first quarter of fiscal year 2020, backlog was up 26.3% driven by the record orders performance in both of our business units. Ending backlog for Test & Simulation and Sensors was $412.1 million and $88.0 million, respectively.

Net Income and Diluted Earnings Per Share
GAAP diluted earnings (loss) per share was $(0.06) compared to $0.73 in the same prior year period on net income (loss) of $(1.1) million and $14.2 million, respectively. The $0.79 decrease was primarily driven by a decline in Test & Simulation gross profit from depressed revenue volume reflecting the impact of COVID-19, higher restructuring costs from actions taken in the second quarter to manage and reduce operating costs, lower Sensors gross profit from unfavorable product mix, higher interest expense on increased debt levels and slightly higher operating expenses in Sensors mainly from the acquisition of Endevco. The decline was partially offset by lower compensation expense in both businesses from cost containment measures and a reduction in the effective tax rate.

Second quarter of fiscal year 2020 and 2019 results include $0.33 and $0.03, respectively, of non-recurring costs associated with restructuring actions taken in the second quarter of fiscal year 2020, and acquisition-related expenses and acquisition inventory fair value adjustment from the acquisitions of R&D in the second quarter of fiscal year 2020 and E2M and Endevco in the first and fourth quarters of fiscal year 2019, respectively. Adjusting for these items, adjusted diluted earnings per share was $0.27 for the second quarter of fiscal 2020, and $0.76 for the same period in the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibits B and C of this earnings release. Our diluted earnings per share and adjusted earnings per share include the amortization of purchased intangible assets of $0.26 and $0.18 for the three-months ended March 28, 2020 and March 30, 2019, respectively. We incurred pre-tax amortization expense of $6.3 million ($5.0 million post-tax) and $4.4 million ($3.5 million post-tax) for the three-months ended March 28, 2020 and March 30, 2019, respectively, in relation to companies that we have acquired.

Adjusted EBITDA
Adjusted EBITDA declined to $31.5 million in the second quarter of fiscal year 2020, down 16.0% compared to the same prior year period. This decrease was primarily due to a decline in Test & Simulation gross profit from lower revenue volumes reflecting the impact of COVID-19, unfavorable Sensors product mix and higher Sensors operating expenses mainly from the acquisition of Endevco. The decline was partially offset by lower compensation expense in both businesses and cost containment measures. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Coronavirus 2019 (COVID-19) Pandemic
The global spread of COVID-19 has created significant volatility, uncertainty and economic disruption. As an essential critical infrastructure business, we have continued to operate in the U.S. and plan to continue to operate in other parts of the world as permitted. Restrictions on our employees’ ability to access our customers and the temporary closures of our facilities or the facilities of our customers negatively impacted our sales and operating results for the second quarter of fiscal year 2020. We anticipate these challenges to continue to negatively impact our fiscal year 2020 revenue and operating results. The future impact COVID-19 will have on our business, operations and financial results is unknown at this time, and we are unable to accurately quantify the impact due to the significant global economic uncertainty. In response, we continue to right-size our operations and manage short-term business risk to allow for bottom-line improvement through the execution of cost savings initiatives previously communicated.

MTS News Release

Cost Reductions and Restructuring Actions
Although we believe our financial position is strong, given the level of economic uncertainty, our cost reduction actions provide an increased level of flexibility during these challenging times. We expect to incur total restructuring charges of approximately $8 million to $12 million, which includes approximately $7.0 million to $10.6 million for the reorganization of our Test & Simulation European operations previously announced, during fiscal year 2020 and fiscal year 2021 based on notice period requirements, of which $6.1 million was incurred and recognized in the second quarter of fiscal year 2020. These cost reductions are permanent changes to our business and were focused at reorganization efforts to more efficiently service our customers. We expect these actions to yield annual cost savings exceeding $10 million once fully implemented by the end of fiscal year 2020.

Additionally, we have implemented temporary, incremental cost reduction measures that will provide for further short-term flexibility and will remain in place until we begin to see marked improvement in the markets we serve. These temporary measures will save at least $5 million through the end of fiscal year 2020.

Our combined permanent restructuring actions and temporary cost reduction measures will reduce our expense infrastructure exceeding $10 million through the end of fiscal year 2020. While we expect these actions will be sufficient to provide the needed flexibility to weather the current economic environment, we continue to evaluate the ongoing impact of COVID-19 and may need to take further cost reduction actions or other actions in the future.

Balance Sheet and Liquidity Estimates
During the quarter, our total debt balance increased by $59.9 million to $600.6 million, due to the closing of the acquisition of the R&D entities in Denmark. We ended the quarter with $66.6 million of cash on the balance sheet, leading to a net debt balance of $534.0 million. The ratio of interest-bearing debt to Adjusted EBITDA and the ratio of net interest-bearing debt to Adjusted EBITDA remain in full compliance with the debt covenant levels specified in our debt agreements and debt maturities not occurring until July 2023 and August 2027.

"Our liquidity position remains sound, with over $100M including cash and undrawn credit available through our revolving facility. We continue to maintain a constructive dialogue with lenders and are confident in our ability to access additional capital if needed to preserve the near-term strength of the business and make critical investments to position us for future growth opportunities,” stated Brian Ross, Executive Vice President and Chief Financial Officer.

Dividend Suspension
During the second quarter of fiscal year 2020, the Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was paid on March 30, 2020 to shareholders of record as of the close of business on March 16, 2020. As previously announced on April 16, 2020, we are suspending our quarterly dividend of $0.30 per share, equating to approximately $23.0 million in annualized cash payments. The suspension of our dividend helps us maximize our liquidity for the foreseeable future as we face uncertain economic times. Our Board of Directors remains committed to maximizing value to shareholders in the most efficient and effective way possible and will consider future dividends and share repurchases as the economic landscape and visibility improves.

Guidance Suspension
Consistent with our announcement on April 16, 2020, given the continued uncertainties in the business environment, we remain unable to accurately predict the specific extent, or duration, of the impact of COVID-19 on our financial results. As a result, financial guidance has been withdrawn for fiscal year 2020.

MTS News Release

SECOND QUARTER CONFERENCE CALL

As announced on April 21, 2020, a conference call will be held on May 5, 2020 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeffrey A. Graves, President and Chief Executive Officer, and Brian T. Ross, Executive Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-800-367-2403 (international toll +1-334-777-6978) and reference the conference pass code 3918217. The conference call replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, May 12, 2020. Call toll free +1-888-203-1112 and reference the conference pass code 3918217.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com/events-and-presentations/presentations beginning on May 6, 2020.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,500 employees as of September 28, 2019 and revenue of $893 million for the fiscal year ended September 28, 2019. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

MTS News Release

FORWARD-LOOKING STATEMENTS

This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors, statements about the impact of COVID-19 and related economic uncertainty, and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, the currently-unknown impact of COVID-19 and related economic uncertainty and those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Executive Vice President and Chief Financial Officer
irrequest@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Revenue
Product	$183,223	$206,690	$362,081	$381,769
Service	28,240	26,356	55,225	54,458
Total revenue	211,463	233,046	417,306	436,227
Cost of sales
Product	121,206	129,579	232,845	237,746
Service	19,016	16,117	36,611	32,826
Total cost of sales	140,222	145,696	269,456	270,572
Gross profit	71,241	87,350	147,850	165,655
Gross margin	33.7%	37.5%	35.4%	38.0%

Operating expenses
Selling and marketing	30,131	33,395	62,850	65,484
General and administrative	25,997	22,105	47,690	43,183
Research and development	7,143	7,676	14,182	14,848
Total operating expenses	63,271	63,176	124,722	123,515

Income from operations	7,970	24,174	23,128	42,140
Operating margin	3.8%	10.4%	5.5%	9.7%

Interest income (expense), net	(8,857)	(7,368)	(17,129)	(14,186)
Other income (expense), net	(182)	270	(613)	319

Income (loss) before income taxes	(1,069)	17,076	5,386	28,273
Income tax provision	2	2,916	1,151	3,612
Net income (loss)	$(1,071)	$14,160	$4,235	$24,661

Earnings per share
Basic
Earnings (loss) per share	$(0.06)	$0.74	$0.22	$1.28
Weighted average common shares outstanding	19,193	19,251	19,169	19,234

Diluted
Earnings (loss) per share	$(0.06)	$0.73	$0.22	$1.27
Weighted average common shares outstanding	19,361	19,441	19,361	19,393

Dividends declared per share	$0.30	$0.30	$0.60	$0.60

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	March 28, 2020	September 28, 2019
ASSETS

Current assets
Cash and cash equivalents	$66,582	$57,937
Accounts receivable, net	122,207	121,260
Unbilled accounts receivable, net	82,274	80,331
Inventories, net	180,191	167,199
Prepaid expenses and other current assets	28,331	23,761
Total current assets	479,585	450,488

Property and equipment, net	101,856	101,083
Goodwill	465,411	429,039
Intangible assets, net	344,351	306,585
Other long-term assets	32,645	10,782
Total assets	$1,423,848	$1,297,977

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$32,000	$—
Current maturities of long-term debt, net	2,818	27,969
Accounts payable	59,107	46,849
Advance payments from customers	67,323	70,520
Other accrued liabilities	99,140	106,238
Total current liabilities	260,388	251,576

Long-term debt, less current maturities, net	565,774	484,648
Other long-term liabilities	116,008	77,694
Total liabilities	942,170	813,918

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
19,188 and 19,124 shares issued and outstanding as
of March 28, 2020 and September 28, 2019, respectively	4,797	4,781
Additional paid-in capital	187,551	182,422
Retained earnings	308,055	315,329
Accumulated other comprehensive income (loss)	(18,725)	(18,473)
Total shareholders' equity	481,678	484,059
Total liabilities and shareholders' equity	$1,423,848	$1,297,977

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Cash Flows from Operating Activities
Net income	$(1,071)	$14,160	$4,235	$24,661
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	2,928	2,895	5,095	4,689
Fair value adjustment to acquired inventory	600	539	1,140	984
Depreciation	6,407	5,105	12,069	10,249
Amortization	6,270	4,403	11,055	8,219
Accretion of contingent consideration	456	—	456	—
(Gain) loss on sale or disposal of property and equipment	438	349	1,050	510
Amortization of debt issuance costs	577	1,039	1,444	2,099
Deferred income taxes	827	15	893	(1,243)
Other	(240)	659	(238)	1,087
Changes in operating assets and liabilities	(14,028)	(9,126)	(39,778)	(20,586)
Net Cash Provided by (Used in) Operating Activities	3,164	20,038	(2,579)	30,669

Cash Flows from Investing Activities
Purchases of property and equipment	(5,709)	(5,576)	(16,281)	(9,349)
Proceeds from sale of property and equipment	—	—	—	10
Purchases of business, net of acquired cash	(48,104)	(3,794)	(48,104)	(81,826)
Other	—	—	—	(285)
Net Cash Provided by (Used in) Investing Activities	(53,813)	(9,370)	(64,385)	(91,450)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	58,576	—	58,576	80,391
(Payments on) proceeds from financing arrangements, net	718	(2,664)	28,783	(6,783)
Cash dividends	(5,747)	(5,365)	(11,486)	(10,724)
Proceeds from exercise of stock options and employee stock purchase plan	590	663	631	701
Payments to purchase and retire common stock	(38)	(42)	(873)	(398)
Net Cash Provided by (Used in) Financing Activities	54,099	(7,408)	75,631	63,187

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(939)	424	(22)	(88)

Increase (decrease) in cash and cash equivalents during the period	2,511	3,684	8,645	2,318
Cash and cash equivalents balance, beginning of period	64,071	70,438	57,937	71,804
Cash and cash equivalents balance, end of period	$66,582	$74,122	$66,582	$74,122

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Test & Simulation Segment
Revenue	$125,497	$151,032	$246,227	$276,592
Cost of sales	92,388	103,742	176,148	189,757
Gross profit	33,109	47,290	70,079	86,835
Gross margin	26.4%	31.3%	28.5%	31.4%

Operating expenses	33,914	34,606	63,888	66,820

Income (loss) from operations	$(805)	$12,684	$6,191	$20,015

Sensors Segment
Revenue	$86,198	$82,375	$171,733	$160,325
Cost of sales	48,062	42,301	93,961	81,492
Gross profit	38,136	40,074	77,772	78,833
Gross margin	44.2%	48.6%	45.3%	49.2%

Operating expenses	29,357	28,570	60,834	56,695

Income from operations	$8,779	$11,504	$16,938	$22,138

Intersegment Eliminations
Revenue	$(232)	$(361)	$(654)	$(690)
Cost of sales	(228)	(347)	(653)	(677)
Gross profit	(4)	(14)	(1)	(13)

Income (loss) from operations	$(4)	$(14)	$(1)	$(13)

Total Company
Revenue	$211,463	$233,046	$417,306	$436,227
Cost of sales	140,222	145,696	269,456	270,572
Gross profit	71,241	87,350	147,850	165,655
Gross margin	33.7%	37.5%	35.4%	38.0%

Operating expenses	63,271	63,176	124,722	123,515

Income from operations	$7,970	$24,174	$23,128	$42,140

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Three Months Ended
	March 28, 2020			March 30, 2019
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income (loss)	$(1,069)	$2	$(1,071)	$17,076	$2,916	$14,160
Restructuring expenses [1]	6,138	1,788	4,350	—	—	—
Acquisition-related expenses [1]	1,878	409	1,469	262	55	207
Acquisition inventory fair value adjustment [1]	600	126	474	539	81	458
Adjusted net income [2]	$7,547	$2,325	$5,222	$17,877	$3,052	$14,825

Weighted average diluted common shares outstanding			19,361			19,441

Diluted earnings (loss) per share	$(0.06)	$—	$(0.06)	$0.88	$0.15	$0.73
Impact of restructuring expenses	0.32	0.10	0.22	—	—	—
Impact of acquisition-related expenses	0.11	0.02	0.09	0.01	—	0.01
Impact of acquisition inventory fair value adjustment	0.03	0.01	0.02	0.03	0.01	0.02
Adjusted diluted earnings per share[2]	$0.40	$0.13	$0.27	$0.92	$0.16	$0.76

1 In determining the tax impact of restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[2] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition-Related
and Acquisition Inventory Fair Value Adjustment Expenses
(unaudited - in thousands, except per share data)

	Six Months Ended
	March 28, 2020			March 30, 2019
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$5,386	$1,151	$4,235	$28,273	$3,612	$24,661
Restructuring expenses [1]	6,138	1,788	4,350	130	33	97
Acquisition-related expenses [1]	3,624	775	2,849	1,035	217	818
Acquisition inventory fair value adjustment [1]	1,140	239	901	984	148	836
Adjusted net income [2]	$16,288	$3,953	$12,335	$30,422	$4,010	$26,412

Weighted average diluted common shares outstanding			19,361			19,393

Diluted earnings per share	$0.28	$0.06	$0.22	$1.46	$0.19	$1.27
Impact of restructuring expenses	0.32	0.10	0.22	0.01	—	0.01
Impact of acquisition-related expenses	0.19	0.04	0.15	0.05	0.01	0.04
Impact of acquisition inventory fair value adjustment	0.06	0.01	0.05	0.05	0.01	0.04
Adjusted diluted earnings per share[2]	$0.85	$0.21	$0.64	$1.57	$0.21	$1.36

1 In determining the tax impact of restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[2] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net income (loss)	$(1,071)	$14,160	$4,235	$24,661
Net income margin	(0.5)%	6.1%	1.0%	5.7%

Income tax provision	2	2,916	1,151	3,612
Interest expense, net	8,857	7,368	17,129	14,186
Depreciation	6,407	5,105	12,069	10,249
Amortization	6,270	4,403	11,055	8,219
EBITDA [1]	20,465	33,952	45,639	60,927

Stock-based compensation	2,928	2,895	5,095	4,689
Restructuring expenses	6,138	—	6,138	130
Acquisition-related expenses [2]	1,396	168	3,142	926
Acquisition inventory fair value adjustment	600	539	1,140	984
Adjusted EBITDA [1]	$31,527	$37,554	$61,154	$67,656
Adjusted EBITDA margin [1,3]	14.9%	16.1%	14.7%	15.5%

[1] Denotes non-GAAP financial measure.

[2]   Acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line and interest expense that is otherwise included in the interest expense, net line.

[3] Adjusted EBITDA was divided by revenue when calculating the Adjusted EBITDA margin.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net Cash Provided by (Used in) Operating Activities	$3,164	$20,038	$(2,579)	$30,669
Purchases of property and equipment	(5,709)	(5,576)	(16,281)	(9,349)
Proceeds from sale of property and equipment	—	—	—	10
Free cash flow[1]	$(2,545)	$14,462	$(18,860)	$21,330

[1] Denotes non-GAAP financial measure.